UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): October 27, 2015

 Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)

 Florida
(State or Other Jurisdiction
of Incorporation)

001-16435	59-2389435
(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966
(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On October 28, 2015, Chico’s FAS, Inc., (the “Company”), announced that David F. Dyer resigned as President and Chief Executive Officer of the Company, effective as of December 1, 2015, the date on which a successor President and Chief Executive Officer will assume the position, as described below. Effective December 1, 2015, Mr. Dyer will become Vice Chair of the Board of Directors.
(c) On October 28, 2015, the Company announced that its Board of Directors has appointed Shelley Broader as the Company’s new President and Chief Executive Officer, effective as of December 1, 2015. Ms. Broader, 51, is joining the Company after having served as President and Chief Executive Officer of the Wal-Mart Stores, Inc. ("Walmart") Europe, Middle East and Sub-Saharan Africa ("EMEA") region since 2014. Previously she served Walmart in various roles since 2010, including as President and Chief Executive Officer of Walmart Canada from 2011 to 2014, Chief Merchandising Officer for Walmart Canada from 2010 to 2011, and Senior Vice President for Sam’s Club in 2010. Prior to joining Walmart in 2010, Ms. Broader was President and Chief Operating Officer of The Michaels Companies, Inc. ("Michaels") from 2008 to 2009. Before joining Michaels, Ms. Broader enjoyed a 17-year career with Delhaize Group where, under the Hannaford banner, she held a range of leadership roles across the Company’s operations, merchandising, distribution, strategy and marketing divisions. Ms. Broader is a member of the board of directors of Raymond James Financial, Inc. In connection with Ms. Broader's appointment, the Chico's FAS Board of Directors was assisted in its previously announced CEO search process by leading executive search firm, Herbert Mines Associates.
There is no arrangement or understanding between Ms. Broader and any other persons pursuant to which Ms. Broader was selected as an officer. Neither Ms. Broader nor any related person of Ms. Broader has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Ms. Broader is not related to any of the executive officers or directors of the Company.
The Company has entered into a letter agreement on October 27, 2015 with Ms. Broader, which provides for an annual salary and certain other benefits. Pursuant to the letter agreement, Ms. Broader’s base salary is $1,100,000 and is subject to annual increases as set from time to time by the Company’s Board of Directors.  Upon commencement of employment, Ms. Broader will be awarded a sign-on bonus of $1,030,000, which is subject to repayment terms if she voluntarily resigns from the Company within 24 months of her start date. Additionally, Ms. Broader will be awarded a sign-on grant of restricted shares of the Company’s common stock on the first business day of the month after her employment commencement date with a fair market value of $3,000,000, which will vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and the remaining 50% on the third anniversary of the grant date. Ms. Broader is also eligible for an annual bonus under the Company’s Amended and Restated Cash Bonus Incentive Plan with a target of 150% of her base salary, with a range from 0% to 175% of her target, if earned, provided that she is entitled to minimum guaranteed bonuses of $275,000 for fiscal 2015 and $1,375,000 for fiscal 2016. Ms. Broader will be awarded an equity grant on March 1, 2016 with a fair market value of $6,500,000, which will be comprised of 50% restricted shares of the Company’s common stock and 50% performance share units, which, if earned, will vest in equal annual amounts over a period of three years. Under the terms of the Company’s Executive Severance Plan, if employment is terminated at any time without good cause, Ms. Broader would be entitled to receive benefits, including among other benefits, continuation of base salary for 24 months as described in the Company’s Executive Severance Plan. A copy of the Executive Severance Plan, revised as of October 15, 2015 is included as Exhibit 10.2 to this Form 8-K.
The foregoing description of the letter agreement is not complete and is qualified in its entirety by reference to the full text of such agreement included as Exhibit 10.1 to this Form 8-K.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 10.1	Employment letter agreement between the Company and Shelley Broader
Exhibit 10.2	Fifth Amendment to Chico's FAS, Inc. Executive Severance Plan
Exhibit 99.1	Chico’s FAS, Inc. Press Release dated October 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.

Date: October 30, 2015	By:	/s/ Todd E. Vogensen
Todd E. Vogensen
Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 10.1	Employment letter agreement between the Company and Shelley Broader
Exhibit 10.2	Fifth Amendment to Chico's FAS, Inc. Executive Severance Plan
Exhibit 99.1	Chico’s FAS, Inc. Press Release dated October 28, 2015